EXHIBIT 99.1

                               DENBURY RESOURCES INC.
                             P R E S S   R E L E A S E

             Denbury Resources Announces Second Quarter 2003 Results
                           Provides Operational Update

News Release
Released at 7:30 AM CDT

     DALLAS - July 31, 2003 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its second quarter 2003 financial and operating results. The Company posted earnings for the quarter of $5.1 million, or $0.10 per common share, as compared to earnings of $13.5 million, or $0.25 per common share for the second quarter of 2002. For purposes of period to period comparability, if you exclude the $17.6 million pre-tax ($11.5 million after tax) non-recurring charge to earnings on early retirement of debt in the second quarter of 2003 relating to the Company's refinancing of its subordinated debt, earnings for the second quarter of 2003 would have been $16.6 million or $0.31 per common share.

     Adjusted cash flow from operations for the quarter was $49.0 million, as compared to $43.4 million during the second quarter of 2002. (Please see the accompanying schedules for a reconciliation of adjusted cash flow, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure). Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $55.0 million during the second quarter of 2003, compared to $46.6 million during the second quarter of 2002.

Second Quarter 2003 Financial Results
-------------------------------------

     Denbury's second quarter 2003 average daily production of 35,050 BOE/d was 1% lower than the 35,526 BOE/d production average for the comparable period in 2002. Production decreased due to normal depletion, less than expected production increases from first half exploration and development results, unexpected delays offshore and temporary CO2 curtailments (see review of operations below). Oil production from the Company's tertiary recovery operations averaged 4,522 BOE/d during the second quarter, a 4% increase over the level of this production in the first quarter of 2003, in spite of a nine day curtailment of CO2 production as a result of a CO2 pipeline leak in early May.

     Commodity prices were higher in the second quarter of 2003 as compared to prices in the second quarter of the prior year. NYMEX oil prices averaged almost $29.00 per Bbl and natural gas prices averaged almost $5.50 per Mcf in the second quarter of 2003, as compared to NYMEX averages of around $26.25 per Bbl and $3.40 per Mcf in the second quarter of 2002. On a weighted average price per BOE received net to the Company, prices were $7.71 per BOE and $13.05 per BOE higher (excluding hedges) in the second quarter and first half of 2003, respectively, than in the comparable periods of 2002. However, approximately $4.19 per BOE and $6.37 per BOE of this increase was paid out on the Company's oil and natural gas hedges in the current quarter and first half of 2003, respectively, as compared to minor hedging cash receipts in the 2002 periods. As a result of the hedging payments, the net realized per BOE price increase received by the Company between the respective second quarters was reduced to $3.52 per BOE and to approximately $6.27 per BOE between the respective first six months.

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

     Partially offsetting the higher revenues were increases in expenses, particularly operating expenses and loss on early extinguishment of debt. Lease operating expenses increased from $5.30 per BOE in the second quarter of 2002 to $7.23 per BOE in the second quarter of 2003. The primary reason for the increase was a mechanical failure in two Louisiana gas wells late in the first quarter of 2003, which continued into the second quarter, at a total repair cost of approximately $850,000 in the first quarter and $2.0 million in the second quarter. Continued high expenses on the properties acquired from COHO, continued expansion of CO2 tertiary projects, which typically have a higher than average operating cost per BOE, and higher lease fuel costs due to high natural gas prices also contributed to the higher than historical operating costs. The Company anticipates that its lease operating expenses on a per BOE basis will decrease later this year, assuming normal operating parameters.

     Late in the first quarter, the Company issued $225 million of 7.5% subordinated notes due 2013 and called its existing $200 million principal amount of 9% subordinated notes due 2008. The old notes were retired on April 16th and the refinancing is expected to save the Company approximately $2.6 million per year in interest expense. As a result of the refinancing, the Company recorded a $17.6 million pre-tax charge ($11.5 million after tax) in the second quarter of 2003 relating to the call premium paid to retire the old notes and the write-off of the remaining debt issue costs and unamortized discount on the old notes. The refinancing was the primary reason for the reduction in interest expense in the second quarter of 2003, as compared to interest expense in the comparable quarter in 2002.

     General and administrative expenses increased slightly, averaging $1.06 per BOE in the second quarter of 2003, up from $1.02 per BOE in the comparable quarter of 2002. The increase primarily relates to incremental expenses associated with the requirements of the Sarbanes-Oxley Act. The sale of stock by the Texas Pacific Group early in 2003, higher expenses relating to year-end reporting than in the prior year for items such as engineering fees and audit fees, and an overall increase in personnel and associated expenses also contributed to the six month comparative increase.

Operational Update
------------------

     The Company recently drilled an exploratory discovery well at North Lirette Field, the Exxon Fee A1, that is in the process of being completed. The Company estimates that this initial discovery well developed between 10 to 15 Bcf of reserves, net to the Company, with an additional 10 to 15 Bcf of net potential reserves to be evaluated by a second well in this area that is expected to be drilled and completed early in the fourth quarter. The Company anticipates that each well could produce as much as 7.5 MMcf/d, net to the Company. Production from the initial well is expected to commence within the next three weeks. The preliminary estimates of reserves and production from this discovery more than make up for the less than expected exploration and development results during the first half of the year, a significant factor in the second quarter 1% production decrease from the prior year's quarter.

     During July, the Company completed its third CO2 well drilled during the last twelve months, all of which are producing, or capable of producing, at levels almost double the originally forecasted rates. Due to these positive CO2 production rates, the Company has accelerated the timing of a scheduled expansion shutdown of its CO2 facility from early 2004 to this last week of July. This shutdown is necessary in order to upgrade equipment at the Jackson Dome treating facility, expected to increase capacity of the facility from approximately 200 MMcf/d to approximately 300 MMcf/d. However, due to the facility shutdown, which started on

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

July 28th and is expected to last approximately one week, and the resulting temporary curtailment of CO2 injections, the anticipated third quarter 2003 oil production from the Company's tertiary operations is not expected to increase over the second quarter levels. Oil production levels from these fields are expected to resume their growth in the fourth quarter after the additional CO2 production volumes become available for injection following the facility upgrade.

     Five offshore wells scheduled for the first seven months of 2003 have been delayed while waiting for partner approvals and clearance of other logistical issues. The Company has up to six wells scheduled for the last five months of 2003, although due to the timing, these wells will not have a meaningful production impact in 2003. The installation of production facilities at North Padre Island, the Company's year-end 2002 discovery, is still on schedule, and this field is expected to commence production during the fourth quarter.

2003 Outlook
------------

     Denbury's 2003 development and exploration budget is currently set at $143 million, including approximately $8 million of projects carried over from 2002, but excluding any acquisitions. During the first half of 2003, the Company made several minor acquisitions, primarily consisting of incremental interests in existing properties, at an aggregate cost of approximately $11.6 million.

     The Company has revised its average daily production forecast for 2003 to a range of 35,000 BOE/d to 36,000 BOE/d, depending on the results and ultimate timing of wells drilled in the second half of the year. This is a reduction from its previously announced annual production target of 37,500 BOE/d, caused by the timing delays discussed above and less than expected exploration and development results during the first half of the year (see operational update above). Overall, third quarter average daily production is expected to be slightly less than second quarter production, although as previously mentioned, oil production from tertiary operations is expected to be approximately the same. Production increases are expected to resume in the fourth quarter. Subsequent to May, the Company has not processed natural gas liquids, but has chosen to sell them in the natural gas stream due to the relative natural gas and liquid prices, and does not anticipate doing so in the near term. This decision, made monthly, has minimal effect on total revenue but does affect production volumes. The Company has excluded any natural gas liquid production from this revised forecast, which impacts production by 300 to 400 BOE/d.

     Denbury's total debt as of June 30, 2003 is approximately $335 million, with $110 million undrawn on its bank borrowing base of $220 million. Even though the Company added approximately $15 million of additional debt as part of its recent subordinated debt refinancing, the Company still expects to reduce its debt during 2003 to its target of $300 million, based on anticipated cash flow computed using the current commodity prices.

     Gareth Roberts, Chief Executive Officer, said: "We are pleased with our recent exploration success at North Lirette Field. Although we have additional testing to do on this play, it appears to be significant enough to make our entire 2003 exploration program a success, with five additional exploratory wells elsewhere still scheduled to be drilled during the remainder of 2003. At Jackson Dome, our CO2 wells are performing better than anticipated, and with the facility upgrade that is almost completed, we will be capable of producing approximately 220 MMcf/d of CO2, almost double our CO2 production rate a year earlier. However, with the temporary curtailments of CO2 necessary to upgrade our facilities to deliver CO2 at this rate, our oil production response will effectively be delayed about one quarter. Although we needed to

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

lower our production forecast for the next two quarters, we are confident that this is primarily just a timing issue. The Company is gradually working toward our debt target of $300 million and still anticipates achieving that goal by year-end. Looking forward to 2004, we are fortunate in that we have a significant inventory of internal projects to choose from, the cost of which significantly exceeds our expected cash flow available for these projects. The hardest part will be choosing which projects to invest in during 2004. We continue to be enthusiastic about the future."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, July 31, 2003, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www. denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-286-8010, passcode 58276745.

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
Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the respective three and six month periods ended June 30, 2003 and June 30, 2002. All dollar amounts are in U.S. dollars and production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

SECOND QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and per unit data)

                                                            Three Months Ended
                                                                 June 30,
                                                        ---------------------------      Percentage
                                                            2003           2002            Change
                                                        -----------   -------------   ---------------
Revenues:
    Oil sales                                              43,922          37,404     +          17%
    Gas sales                                              50,830          33,710     +          51%
    CO2 sales                                               2,445           1,896     +          29%
    Gain (loss) on settlements of derivative contracts    (13,356)             12                N/A
    Interest and other income                                 382             431     -          11%
                                                        -----------   -------------   ---------------
          Total revenues                                   84,223          73,453     +          15%
                                                        -----------   -------------   ---------------

Expenses:
    Lease operating expenses                               23,048          17,124     +          35%
    Production taxes and marketing expense                  3,467           3,297     +           5%
    CO2 operating expenses                                    534             362     +          48%
    General and administrative expenses                     3,376           3,294     +           2%
    Interest expense                                        6,227           6,572     -           5%
    Loss on early retirement of debt                       17,629               -                N/A
    Depletion and depreciation                             23,130          24,205     -           4%
    Amortization of derivative contracts and other
        non-cash hedging adjustments                         (751)         (1,012)    -          26%
                                                        -----------   -------------   ---------------
          Total expenses                                   76,660          53,842     +          42%
                                                        -----------   -------------   ---------------

Income before income taxes                                  7,563          19,611     -          61%

Income tax provision (benefit)
    Current income taxes                                   (1,093)             33                N/A
    Deferred income taxes                                   3,527           6,080     -          42%
                                                        -----------   -------------   ---------------

NET INCOME                                                  5,129          13,498     -          62%
                                                        ===========   =============   ===============
Net income per common share
   Basic                                                     0.10            0.25     -          60%
   Diluted                                                   0.09            0.25     -          64%

                                                 Page -5-

                                                            Three Months Ended
                                                                 June 30,
                                                        ---------------------------       Percentage
                                                             2003          2002             Change
                                                        -----------    ------------    ----------------

Weighted average common shares:
   Basic                                                     53,815          53,158     +            1%
   Diluted                                                   55,337          54,301     +            2%

Production (daily - net of royalties)
   Oil (barrels)                                             18,957          17,921     +            6%
   Gas (mcf)                                                 96,558         105,634     -            9%
   BOE (6:1)                                                 35,050          35,526     -            1%

Unit sales price (including hedges)
    Oil (per barrel)                                          23.93           22.94     +            4%
    Gas (per mcf)                                              4.56            3.51     +           30%

Unit sales price (excluding hedges)
    Oil (per barrel)                                          25.46           22.94     +           11%
    Gas (per mcf)                                              5.78            3.51     +           65%

Non-GAAP Financial Measure: (1)
Adjusted or discretionary cash flow from operations
     (non-GAAP measure)                                      48,989          43,423     +           13%
Net change in assets and liabilities relating to
    operations                                                6,019           3,149     +           91%
                                                       ------------   -------------     ---------------
Net cash flow from operations (GAAP)                         55,008          46,572     +           18%
                                                       ------------   -------------     ---------------

Oil & gas capital investments                                43,973          25,642     +           71%
CO2  capital investments                                      6,470           5,599     +           16%
Proceeds from sales of oil and gas properties                 1,788           4,552     -           61%

Cash and cash equivalents                                    19,348          20,175     -            4%
Total assets                                                944,685         780,352     +           21%
Total debt (excluding discount)                             335,000         336,000     -            0%
Total stockholders' equity                                  381,213         351,018     +            9%

BOE data (6:1)
   Revenue                                                    29.71           22.00     +           35%
   Gain (loss) on settlements of derivative contracts         (4.19)              -                 N/A
   Lease operating expense                                    (7.23)          (5.30)    +           36%
   Production taxes and marketing expense                     (1.08)          (1.02)    +            6%
                                                       ------------   -------------     ----------------
      Production netback                                      17.21           15.68     +           10%
   CO2 operating margin                                        0.60            0.47     +           28%
   General and administrative expense                         (1.06)          (1.02)    +            4%
   Net cash interest expense                                  (1.75)          (1.70)    +            3%
   Current income taxes and other                              0.36               -                 N/A
   Changes in assets and liabilities                           1.89            0.98     +           93%
                                                       ------------   -------------     ----------------
      Cash flow from operations                               17.25           14.41     +           20%
                                                       ============   =============     ================

(1) See "Non-GAAP Measure" at the end of this report.

                                                 Page -6-

SIX MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, expect per share and per unit data)
                                                             Six Months Ended
                                                                 June 30,
                                                        ---------------------------      Percentage
                                                            2003          2002             Change
                                                        -----------   -------------     --------------
Revenues:
    Oil sales                                                96,135          65,237     +          47%
    Gas sales                                               110,341          56,787     +          94%
    CO2 sales                                                 4,634           3,386     +          37%
    Gain (loss) on settlements of derivative contracts      (41,041)          2,648                N/A
    Interest and other income                                   602             842     -          29%
                                                        -----------   -------------     --------------
          Total revenues                                    170,671         128,900     +          32%
                                                        -----------   -------------     --------------
Expenses:
    Lease operating expenses                                 45,450          32,552     +          40%
    Production taxes and marketing expense                    7,363           5,911     +          25%
    CO2 operating expenses                                      851             529     +          61%
    General and administrative                                7,167           6,510     +          10%
    Interest expense                                         12,688          13,226     -           4%
    Loss on early retirement of debt                         17,629               -                N/A
    Depletion and depreciation                               46,683          47,131     -           1%
    Amortization of derivative contracts and other
        non-cash hedging adjustments                         (2,261)         (2,093)    +           8%
                                                        -----------   -------------     --------------
          Total expenses                                    135,570         103,766     +          31%
                                                        -----------   -------------     --------------

Income before income taxes                                   35,101          25,134     +          40%

Income tax provision (benefit)
    Current income taxes                                      1,637            (448)               N/A
    Deferred income taxes                                     9,882           7,538     +          31%
                                                        -----------   -------------     --------------

Income before cumulative effect of a change in
    accounting principle                                     23,582          18,044     +          31%

Cumulative effect on prior years of a change in
    accounting principal, net of income tax expense of
    $1,600                                                    2,612               -                N/A
                                                        -----------   -------------     --------------

NET INCOME                                                   26,194          18,044     +          45%
                                                        ===========   =============     ==============
Net income per common share - basic:
   Income before cumulative effect of a change in
        accounting principle                                   0.44            0.34     +           29%
   Cumulative effect of a change in accounting
        principle                                              0.05               -                 N/A
                                                        -----------    ------------     ---------------
             Net income per common share - basic               0.49            0.34     +           44%
                                                        ===========    ============     ===============

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

                                                             Six Months Ended
                                                                 June 30,
                                                        ---------------------------       Percentage
                                                           2003            2002             Change
                                                        -----------    ------------    ----------------

Net income per common share - diluted:
   Income before cumulative effect of a change in
        accounting principle                                   0.42            0.33     +           30%
   Cumulative effect of a change in accounting
        principle                                              0.05               -                 N/A
                                                        -----------    ------------     ---------------
             Net income per common share - diluted             0.47            0.33     +           45%
                                                        ===========    ============     ===============

Weighted average common shares:
   Basic                                                     53,728          53,077     +            1%
   Diluted                                                   55,186          54,024     +            2%

Production (daily - net of royalties)
   Oil (barrels)                                             19,259          17,831     +            8%
   Gas (mcf)                                                 97,857         105,680     -            7%
   BOE (6:1)                                                 35,569          35,444     -            0%

Unit sales price (including hedges)
    Oil (per barrel)                                          24.32           20.36     +           19%
    Gas (per mcf)                                              4.55            3.08     +           48%

Unit sales price (excluding hedges)
    Oil (per barrel)                                          27.58           20.21     +           36%
    Gas (per mcf)                                              6.23            2.97     +          110%

Non-GAAP Financial Measure: (1)
Adjusted or discretionary cash flow from operations
    (non-GAAP measure)                                       96,354          71,947     +           34%
Net change in assets and liabilities relating to
    operations                                               (5,837)        (13,343)    -           56%
                                                        -----------    ------------     ---------------
Cash flow from operations (GAAP)                             90,517          58,604     +           54%
                                                        -----------    ------------     --------------

Oil & gas capital investments                                80,333          51,918     +           55%
CO2  capital investments                                     13,373           5,934     +          125%
Proceeds from sales of oil and gas properties                28,154           4,552     +          518%

BOE data (6:1)
   Revenue                                                    32.07           19.02     +           69%
   Gain (loss) on settlements of derivative contracts         (6.37)           0.41                 N/A
   Lease operating expense                                    (7.06)          (5.07)    +           39%
   Production taxes and marketing expense                     (1.15)          (0.92)    +           25%
                                                        -----------    ------------     ---------------
      Production netback                                      17.49           13.44     +           30%
   CO2 operating margin                                        0.59            0.45     +           31%
   General and administrative expense                         (1.11)          (1.01)    +           10%
   Net cash interest expense                                  (1.76)          (1.73)    +            2%
   Current income taxes and other                             (0.24)           0.06                 N/A
   Changes in assets and liabilities                          (0.91)          (2.08)    -           56%
                                                        -----------    ------------     ---------------
      Cash flow from operations                               14.06            9.13     +           54%
                                                       ============  ==============     ===============

(1) See "Non-GAAP Measure" at the end of this report.

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

Non-GAAP Measure
----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from our Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. We believe that this is important to consider separately, as we believe it can often be a better way to discuss changes in operating trends in our business caused by changes in production, prices, operating costs, and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

     This press release, other than historical financial information, contains forward-looking statements that involve risks such as those involved in drilling activity and those due to price volatility, and uncertainties as to drilling results, production levels, commodity prices, and financial results as detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.



                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com


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